Exhibit 1

Westpac GROUP

ASX Release

Level 18, 275 Kent Street
Sydney, NSW, 2000

3 February 2021

High Court of Australia dismisses Westpac's appeal

Westpac acknowledges today's decision by the High Court of Australia which has dismissed Westpac's appeal in relation to proceedings brought by ASIC about the provision of financial product advice.

This decision relates to proceedings brought by ASIC in 2016 against Westpac Securities Administration Limited and BT Funds Management Limited. The appeal related to calls to 14 customers concerning the rollover of their external superannuation accounts.

The High Court found that Westpac had provided "personal advice" on these calls and in doing so had breached certain provisions of the Corporations Act. The High Court's decision provides important guidance on the distinction between general and personal advice. The proceedings will now be remitted to the Federal Court of Australia for a hearing on penalties.

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For further information:

Lisa Parrett
Media Relations
M. 0432 933 796

Andrew Bowden
Investor Relations
M. 0438 284 863

ENDS

This document has been authorised for release by Tim Hartin, General Manager & Company Secretary.

WESTPAC BANKING CORPORATION ABN 33 007 457 141